New Listings Lag Home-Buying Demand, Homes for Sale in Redfin Markets at Five-Year Low

Just the Facts: Four Key Housing Market Takeaways For This Week

•	Home-buying demand is making a speedy recovery, down only 15% from pre-pandemic levels

•	Buyers are nervous, but continue to pay up. Prices are up 1% compared to last year and affordable homes are selling like hotcakes

•	New listings are up from their low-point on April 13, but can’t keep up with home-buying demand. There are fewer than 700,000 homes for sale in Redfin markets; a five-year low

•	Mortgages rates are low, but credit is still tight. Lenders are demanding big down payments, especially for high-end homes, forcing some buyers to put their purchases on hold

Home-buying demand continues to climb

Home-buying demand took another step towards recovery, gaining strength for the third week in a row. After plummeting as much as 34% in March, home-buying demand is now down only 15% from pre-coronavirus levels on a seasonally-adjusted basis for the seven days ended on Sunday, April 26.

Will the housing recovery survive re-starting the economy?

While the recovery in home-buying demand is starting to look more and more v-shaped, the question buyers and sellers are asking our agents is what will happen as states begin to lift stay-at-home orders? Will a burst of new inventory from sellers who have been trying to outlast the pandemic lead to lower prices? Or will sellers stay on the sidelines while buyers, hopped up on ultra-low interest rates, bid up the limited number of homes on the market?

So far, the reality is a modest increase in new listings and pending sales. In the seven days ended April 24, almost 53,000 new homes hit the market compared to just over 48,000 for the seven days ended April 13; the date new listings hit their lowest level over the past two months. More new listings have been accompanied by more sales, with pending sales up from fewer than 31,000 in the seven days ended April 13 to more than 32,500 for the seven days ended April 24.

Despite the increase in new listings over the past two weeks, there were fewer than 700,000 homes for sale in Redfin markets across the U.S., which is the lowest inventory level we’ve seen anytime in the past five years.

Some of the new inventory hitting the market may be coming from buy-and-hold investors. Since the beginning of the pandemic, we’ve heard stories of Airbnb landlords with sudden unexpected vacancy putting their homes up for sale. This week, we started to hear of more long-term rentals hitting the market. Marshall Carey, a Redfin agent in Washington D.C., said several clients decided to list because the college students who normally lease their units have headed home early. Across the country in Tacoma, Washington, Redfin agent Amber Allin has clients who are selling several long-term rental properties to free up cash for investments outside of real estate.

Overall prices are up just a touch, affordable homes are still selling like hotcakes

Even though some investors may be headed for the exits, prices have held steady. For the seven days ended April 24, the median listing price was $308,000, up 1% compared to the same period the prior year. Octavia Valencia, a Redfin agent in Atlanta says, “Buyers and sellers are in a deadlock. Buyers are asking ‘is now the right time,’ and making more conservative offers, but sellers are not willing to come down on price.” Graham Rogers, a Redfin agent in South Carolina added, “In the end, buyers are paying up to hit the seller’s bottom-line number.”

Affordable, single-family homes is the segment of the market where sellers have the biggest advantage. Agents across the country are reporting that these homes often generate bidding wars with prices sometimes escalating tens of thousands of dollars above the asking price.

At higher price points, homes have to be well-priced and move-in ready. Rogers added, “Unless they’re looking for a fixer, buyers want everything to be done. People aren’t looking to spend an extra ten to fifteen thousand dollars to fix the place up, and now you don’t know when you can get contractors into your home. It’s tough to get bids. It’s tough to get a timeline.”

Rates are low, but deals are taking longer and some buyers are struggling with lending requirements

Mortgage rates ticked down this week to about 3.25%. That’s almost 0.5% lower than they were at the beginning of April, and approaching the all-time lows we saw back in early March. Fannie Mae forecast that rates will continue to fall, and coulddip below 3.0% for the first time ever in 2021.

Lower rates are making monthly payments more affordable; the 0.5% decline in rate reduces the monthly payment on a $300,000 home by $65 per month. But it is taking more patience to bring a deal together. Time to close a transaction once the buyer and seller have agreed on price increased to almost 31 days for the seven days ended April 18. That’s up from 27 days in the last week of February before the pandemic started and the longest closing time we’ve seen since July of 2017.

Lenders are still overwhelmed by the boom in refinance applications driven by the low rates, and now we’re hearing from our agents that appraisals are taking longer due to coronavirus-related work restrictions. Carlos Barrientos, a Redfin agent in San Francisco, reports that appraisers have also gottenmore conservative. “Appraisers will look at three similar homes and take the lowest of the three rather than taking an average. Even if one home has a great view or something special, they aren’t giving out any extra credit.” When this happens, it kicks off a whole new negotiation between the buyer and seller over how to cover the difference because lenders will only lend up to the appraised value. Barrientos added, “On top of appraisals, some buyers are struggling with lending requirements. They have a 10% down payment, but suddenly the bank requires 20%. Now they have to wait.”

That’s it for this week. Please stay safe, and if you can, stay home. If you’re out on the front lines, please accept the most sincere thanks from everyone here at Redfin.

Redfin is publishing this housing-market update as a way to inform our customers, not our investors. Even though we’re notifying investors through a government filing about this customer update, we’re not updating, withdrawing, or affirming the first quarter financial guidance we issued on February 12, 2020. Unless otherwise noted, all data in this update is as of April 29, 2020.

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